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                                                                     EXHIBIT 4.3

                               AMENDMENT NO. 1 TO
                              THE PMI GROUP, INC.
                             EQUITY INCENTIVE PLAN

          THE PMI GROUP, INC., having adopted The PMI Group, Inc. Equity Incentive Plan (the "Plan") and having amended and restated the Plan on two previous occasions, hereby amends the last sentence of Section 7 of the Plan, effective as of November 12, 1998, to read as follows:

          Notwithstanding the foregoing, the Grantee may, to the extent provided in the Plan and in a manner specified by the Committee, (a) designate in writing a beneficiary to exercise his options after the Grantee's death, and (b) transfer an option (other than an incentive stock option) by bona fide gift and not for any consideration, to (i) a member of the Grantee's immediate family, (ii) to a trust for the exclusive benefit of the Grantee and/or a member or members of the Grantee's immediate family, or (iii) a partnership or limited liability company whose only partners or members are the Grantee and/or a member or members of the Grantee's immediate family.

          IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 1 on the date indicated below.


                                              THE PMI GROUP, INC.

Dated: ______________, 1998                   By _____________________________
                                                 Title: